NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. ANNOUNCES FIRST QUARTER FISCAL 2005 SAME-STORE SALES AND PROVIDES UPDATED DILUTED EARNINGS PER SHARE GUIDANCE

MARYVILLE, TN – September 9, 2004 – Ruby Tuesday, Inc. today announced that first quarter fiscal 2005 same-store sales at domestic franchise Ruby Tuesday restaurants increased 3.9%, while same-store sales at Company-owned Ruby Tuesday restaurants decreased 2.7%. The Company estimates that same-store sales were negatively affected by approximately 0.3% at domestic franchise restaurants and 0.4% at Company-owned restaurants as a result of the Labor Day weekend being included in the first quarter in fiscal 2004, while in fiscal 2005 Labor Day weekend will be included in the second quarter. The Company now anticipates approximately 19% diluted earnings per share growth for the first quarter of fiscal 2005, compared to the 22% growth the Company had originally projected. While Company-owned same-store sales were less than originally projected, the Company’s share of franchising income was higher than anticipated as a result of their same-store sales performance.

Sandy Beall, the Company’s Chairman and Chief Executive Officer, commented, “We are disappointed with the sales performance, which we believe is partly attributable to the overall environment. It appears that, during the quarter, the consumer felt some strain as we overlapped the tax stimulus packages from the prior year at a time of higher gas prices and interest costs, and continued economic uncertainty. Regarding factors we can control, we made a conscious decision to reduce menu prices, and had no media presence during the quarter. On August 31st, we rolled out our Fall menu, which includes some exciting new items and offers even better value, and we improved our focus on both our salad bar and alcohol programs. We are in a difficult sales environment, but we believe our operations, people, facilities and price/value proposition are in the best shape ever. We are ready to welcome new guests from our $20 million annual brand building advertising campaign, which begins September 16th and will affect 75% of our Company-owned markets. We expect sales to build slowly over the next twelve months as we increase top of mind awareness of the Ruby Tuesday brand with consumers.”

The Company will provide updated guidance for the remainder of the fiscal year in conjunction with its release of first quarter results on the evening of October 4th, 2004 and will host a conference call the following morning (October 5th) at 8:30am Eastern Time.

For more information, contact:
Price Cooper	Phone: 865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; and general economic conditions.